Exhibit 10.220

Dollar Thrifty Automotive Group, Inc

2009 Executive Incentive Compensation Plan

Purpose

This 2009 Executive Incentive Compensation Plan (the “2009 Plan”) is designed to motivate and reward executives for goal and objective achievement and for contributing to the overall performance of Dollar Thrifty Automotive Group, Inc. and its subsidiaries (“DTG” or, collectively, the “Company”) for the year 2009.

Plan Participants

Participation in the 2009 Plan is limited to executive personnel in pay grades 40 and above (“Participants”).

Target Award

The Target Award is a percentage of Participant’s base pay as set forth on a schedule (the “2009 Plan Schedule”) developed by the Human Resources and Compensation Committee of the Board of Directors of DTG (the “HRCC”).

Plan Provisions

1.

An incentive compensation award (the “Award”) will be based on DTG’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus or minus any adjustment made and approved by the HRCC in its sole discretion and will be subject to such additional terms and conditions as are set forth on the 2009 Plan Schedule.

2.

Awards, if any, will be paid subsequent to the confirmation of the 2009 financial results of DTG. The HRCC reserves the right to determine the appropriateness of Awards under the 2009 Plan after review of business conditions and the Company’s continued viability after the close of the 2009 fiscal period. Awards may not be approved to be paid if it is determined by the HRCC that the business is not stable and/or not properly positioned for success in 2010.

3.	Participants must be employed by the Company on the Award payment date to be eligible for an Award.

4.

Employees who are hired or promoted into an eligible pay grade during 2009 may be considered for participation in the 2009 Plan on a prorated basis based on the number of days worked during the year 2009.

5.

To the extent Participant is eligible for both the 2009 Plan and the 2008/2009 Executive Retention Bonus Plan established on October 15, 2008 (the “Retention Plan”), the Participant will only be entitled to receive the greater of (a) his or her Retention Award under the Retention Plan; or (b) his or her Award under the 2009 Plan.

6.

Any special circumstances or exceptions not addressed in this 2009 Plan will be resolved by the President and Chief Executive Officer of DTG, in his sole discretion but subject to approval of the HRCC. The HRCC further reserves the right to determine eligibility under the 2009 Plan and to interpret and construe the terms of the 2009 Plan. The 2009 Plan may be amended, suspended or terminated by the Human Resources and Compensation Committee at any time.

7.

If a Participant in the 2009 Plan, during his or her employment with the Company or within one (1) year following the payment of the Award, engages in any Detrimental Activity (defined below), and the Board of Directors of DTG (or any committee as delegated by the Board) (the “Board”) shall so find, the Participant shall return to the Company all or so much of the Award (as determined by the Board) made to the Participant under the 2009 Plan. To the extent the amount of the Award is not fully paid and returned to the Company, the Company may set off the amount payable to it against any amounts that may be owing from time to time to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit.

As used herein, “Detrimental Activity” means:

(i)

Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company, in any territory in which the Company manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii)	Soliciting any employee of the Company to terminate his or her employment with the Company.

(iii)

The disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company, acquired by the Participant during his or her employment with the Company or while acting as a consultant for the Company thereafter.

(iv)

The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries.

(v)	Activity that results in Termination for Cause. “Termination for Cause” shall mean a termination:

(a)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(b)

due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company.

(vi)

Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(vii)	Conduct by a Participant, including errors, omissions or fraud, that caused or partially caused the need for the restatement of any financial statements or financial results of the Company.

8.	Miscellaneous.

(a) No Continued Employment. Nothing in this Plan is intended to be or shall be construed as a promise of continued employment or employment for any specified period.

(b) Agreement and Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflicts of laws. Any dispute, claim or cause of action related to this Plan shall be commenced in the applicable state or federal courts located in Tulsa County, Oklahoma.

(c) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of the Plan.

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